PATRIOT TRANSPORTATION HOLDING, INC./NEWS
Contact:    John D. Milton, Jr.
            Chief Financial Officer      904/396-5733


PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER ENDED DECEMBER 31, 2013

Jacksonville, Florida; February 3, 2014 - Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported net income of $2,341,000 or $.24 per diluted share in the first quarter of fiscal 2014, a decrease of $782,000 or 25.0% compared to net income of $3,123,000 or $.33 per diluted share in the same period last year. The first quarter of fiscal 2013 included a gain of $681,000 after income taxes on the sale of investment land.

First Quarter Operating Results. For the first quarter of fiscal 2014, consolidated revenues were $38,820,000, an increase of $5,763,000 or 17.4% over the same quarter last year.

Transportation segment revenues were $31,591,000 in the first quarter of 2014, an increase of $4,952,000 over the same quarter last year. Revenue miles in the current quarter were up 22.4% compared to the first quarter of fiscal 2013 due to business growth and a longer average haul length. The Pipeline Transportation, Inc. business acquisition on November 7, 2013 comprised less than half of that growth. Revenue per mile decreased 3.3% over the same quarter last year due to a longer average haul length. Fuel surcharge revenue increased $453,000 due to the increase in miles offset by the lower cost of fuel. The average price paid per gallon of diesel fuel decreased by $.14 over the same quarter in fiscal 2013. There is a time lag between changes in fuel prices and surcharges and often fuel costs change more rapidly than the market indexes used to determine fuel surcharges. Excluding fuel surcharges, revenue per mile decreased 1.6% over the same quarter last year.

Mining royalty land segment revenues for the first quarter of fiscal 2014 were $1,268,000, a decrease of $63,000 or 4.7% over the same quarter last year due to a shift in production at one location decreasing the share of mining on property owned by the Company.

Developed property rentals segment revenues for the first quarter of fiscal 2014 were $5,961,000, an increase of $874,000 or 17.2% due to higher occupancy and revenue on the 117,600 square foot build to suit building completed and occupied during the quarter ending March 2013 and revenue on the 5 new buildings added June 2013 related to the purchase of Transit Business Park. Occupancy at December 31, 2013 was 89.2% as compared to 86.2% at December 31, 2012.

Consolidated operating profit was $4,124,000 in the first quarter of fiscal 2014, a decrease of $284,000 or 6.4% compared to $4,408,000 in the same period last year. Operating profit in the transportation segment decreased $341,000 or 19.0% due to higher health and risk insurance costs, acquisition and organic growth related expenses, and lower gains on sales of equipment and losses on wrecked equipment. The Company incurred increased costs related to the acquisition and organic growth. These growth related costs include one-time equipment costs, professional fees and the cost of sending drivers from their home based terminals to other terminals to help capture growth opportunities which will continue to some extent until the growth is fully stabilized. Operating profit in the mining royalty land segment decreased $84,000 or 8.2% primarily due a shift in production at one location decreasing share of mining on property owned by the Company.


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200 W. Forsyth St., 7th Floor / Jacksonville, Florida 32202 / (904) 396-5733


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Operating profit in the Developed property rentals segment increased $232,000 or 12.5% due to higher occupancy, the 117,600 square foot build to suit building completed and occupied during the second quarter 2013, the addition of Transit Business Park partially offset by higher property taxes and professional fees. Consolidated operating profit includes corporate expenses not allocated to any segment in the amount of $354,000 in the first quarter of fiscal 2014, an increase of $91,000 compared to the same period last year.

Gain on investment land sold for the first quarter of fiscal 2014 included $56,000 of deferred profits on prior year land sales. Gain on investment land sold for the first quarter of fiscal 2013 included a gain on the sale of the developed property rentals Commonwealth property of $1,116,000 before income taxes. The book value of the property was $723,000.

Interest expense decreased $117,000 over the same quarter last year due to a declining mortgage principal balance offset by lower capitalized interest. The amount of interest capitalized on real estate projects under development was $75,000 lower than the same quarter in fiscal 2013.

Income tax expense decreased $500,000 over the same quarter last year due to lower earnings compared to the same quarter last year.


Summary and Outlook. Transportation revenues for the first quarter of fiscal 2014 increased $4,952,000 or 18.6% over the first quarter of 2013. The bottom line contribution of these additional revenues was not achieved as duplicate expense of temporarily transferred drivers and extra driving and training pay nullified any return on the added revenues. The company has been adding approximately five net new drivers a month, exclusive of the Pipeline acquisition, for the last nine months and anticipates continuing a similar addition of drivers. As permanent drivers are added to our employment rolls the company expects that the added revenues will become contributory to our profitability.

Developed property rentals occupancy has increased from 86.2% to 89.2% over December 31, 2012 as the market for new tenants has improved and traffic for vacant space has increased. Occupancy at December 31, 2013 and 2012 included 13,450 square feet or .4% and 25,660 square feet or .9% respectively for temporary leases under a less than full market lease rate. The Company's second build to suit lease at Patriot Business Park for a 125,500 square foot building was completed in January 2014. In November 2013 the Company signed an agreement to sell 4.4 acres at Patriot Business Park for $2,000,000. The book value of the property at December 31, 2013 was $1,316,000. The sale is expected to close in the second half of calendar 2014.

The Company anticipates commencement of construction of the first phase of the four phase Anacostia development in mid 2014 with lease up scheduled between late 2015 and all of 2016.


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Conference Call.   The Company will also host a conference call on Tuesday
morning, February 4, 2014 at 10:00 a.m. (EST). Analysts, stockholders and other interested parties may access the teleconference live by calling 1-800-351-6809 (pass code 94784) within the United States. International callers may dial 1-334-323-7224 (pass code 94784). Computer audio is available via the Internet through the Conference America, Inc. website at http://64.202.98.81/conferenceamerica or via the Company's website at http://www.patriottrans.com. If using the Company's website, click on the Investor Relations tab, then select Patriot Transportation Holding, Inc. Conference Stream, next select the appropriate link for the current conference. An audio replay will be available for sixty days following the conference call.
To listen to the audio replay, dial toll free 877-919-4059, international callers dial 334-323-7226. The passcode of the audio replay is 48139028. Replay options: "1" begins playback, "4" rewind 30 seconds, "5" pause, "6" fast forward 30 seconds, "0" instructions, and "9" exits recording. There may be a 30-40 minute delay until the archive is available following the conclusion of the conference call.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; demand for flexible warehouse/office facilities; ability to obtain zoning and entitlements necessary for property development; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.


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            PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF INCOME
                  (In thousands except per share amounts)
                                (Unaudited)


                                              Three Months Ended
                                                  December 31
                                                2013       2012
                                              -------    -------
Revenues:
  Transportation                              $31,591    26,639
  Mining royalty land                           1,268     1,331
  Developed property rentals                    5,961     5,087
                                              -------    ------
Total revenues                                 38,820    33,057

Cost of Operations:
  Transportation                               30,135    24,842
  Mining royalty land                             329       308
  Developed property rentals                    3,878     3,236
  Unallocated corporate                           354       263
                                              -------    ------
Total cost of operations                       34,696    28,649

Operating profit:
  Transportation                                1,456     1,797
  Mining royalty land                             939     1,023
  Developed property rentals                    2,083     1,851
  Unallocated corporate                          (354)     (263)
                                              -------    ------
Total operating profit                          4,124     4,408

Gain on investment land sold                       56     1,116
Interest income and other                           1        32
Equity in loss of joint ventures                  (32)       (8)
Interest expense                                 (311)     (428)
                                              -------    ------

Income before income taxes                      3,838     5,120
Provision for income taxes                     (1,497)   (1,997)
                                              -------    ------

Net income                                   $  2,341     3,123
                                             ========    ======

Comprehensive income                         $  2,341     3,123
                                             ========    ======

Earnings per common share:
  Basic                                      $    .24       .33
  Diluted                                    $    .24       .33

Number of shares (in thousands)
  used in computing:
  -basic earnings per common share              9,568     9,452
  -diluted earnings per common share            9,674     9,549




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